Exhibit 10.1
SEVERANCE AGREEMENT AND RELEASE AND WAIVER
     This Severance Agreement and Release and Waiver (“Agreement”) is entered into by and between Chicago Bridge & Iron Company (Delaware) (“Company” or “CB&I”) and Richard E. Goodrich (“Executive”), effective as of the date indicated in Paragraph 14 (the “Effective Date”).
     Executive and CB&I have agreed that Executive will retire from employment with the Company with full retirement benefits effective February 13, 2006. In order to accomplish an orderly transition of his duties, Executive and CB&I have agreed that Executive will resign from his position as Chief Financial Officer effective immediately, and will commence assisting the Company with other matters.
     In recognition of Executive’s service to the Company and its shareholders, and in return for Executive’s agreements and covenants contained herein, the Company has determined to provide Executive with the benefits specified in this Agreement.
     This Agreement will govern the Company’s and Executive’s relationship and arrangements with respect to such matters.
     In consideration of the foregoing and the mutual promises contained in this Agreement, the Company and Executive agree as follows:
1.	Status. Executive will remain an employee of the Company through February 13, 2006. Executive hereby resigns, effective as of the date of his execution of this Agreement, as Chief Financial Officer of the Company and from all director, officer and employment positions he holds with any of the Company’s subsidiaries or affiliates. Following February 13, 2006, Executive will no longer be employed by the Company. From the date of his execution of this Agreement through February 13, 2006, Executive shall assist in an orderly transition of his duties and shall have and perform such responsibilities and duties relating solely to CB&I’s divestiture, merger and acquisition (collectively “M&A”) activity as may be assigned to him by the Chief Executive Officer of the Company and other mutually agreed services.

2.	Compensation and Benefits.
(A)	Salary. Executive will remain on the Company’s payroll and shall continue to receive compensation at his current base salary rate of $28,750 per month through February 13, 2006, at which time such salary continuation shall cease. Such compensation shall be payable in the amounts, at the times and in the manner otherwise applicable to Executive immediately prior to his execution of this Agreement. The Company shall withhold from such payments all applicable payroll taxes and other authorized or legally required deductions.

(B)	Bonus. Executive will be entitled to a cash bonus for service during and through 2005 in the amount of at least $175,000.

(C)	Severance Payments. Company will pay to Executive, within 48 hours following the termination of his employment on February 13, 2006, (i) a one-time separation payment in the amount of $400,000, and (ii) an additional one-time payment in the amount of $172,000 (for loss of long-term incentive awards that will not vest based on Executive’s

Exhibit 10.1
agreed retirement date of 2/13/06). The Company shall withhold from such payments all applicable payroll taxes and other authorized or legally required deductions.
(D)	Benefits. Executive will continue to receive all Company benefits (including perquisites), which he was receiving as of the date of his execution of this Agreement, through February 13, 2006, at which time Executive’s coverage under and participation in the Company’s benefit plans and arrangements (including perquisites) shall cease, except as required by the terms of any benefit plan or applicable law. Executive will continue to be subject to all Company policies relating to benefits currently in effect and as they may change. Upon the Executive’s retirement from the Company on February 13, 2005, Executive and his spouse will be eligible for health care coverage under the CB&I Pensioner Health Care Program and Executive will receive retiree life insurance. Executive’s (and his spouse’s) right to such health care and life insurance coverage shall be identical to that provided to other retirees of the Company and subject to all terms of the applicable plans and all rights reserved by the Company including as plan sponsor. Consistent with the provisions of the CB&I Savings Plan, should Executive elect to retire effective immediately upon the termination of his employment, he will receive a Company contribution based on his eligible pay for 2006.

(E)	Existing Long-Term Incentive Awards. Executive’s rights with respect to prior awards to Executive under the Chicago Bridge & Iron 1999 Long-Term Incentive Plan (“Incentive Plan”) shall be as follows:
•	The Service Condition stipulated in the 2005 Restricted Stock Award granted to Executive on April 18, 2005 will be waived. All other conditions and terms of such award set out in the Agreement and Acknowledgement of 2005 Restricted Stock Award and the Incentive Plan, including it being contingent on the Company achieving the stipulated earnings per share targets and the Period of Restrictions, shall apply.

•	Executive’s rights with respect to all other Incentive Plan awards will be subject to and governed by the terms and conditions under which those awards were made, as reflected in the Incentive Plan and the respective award agreements.
(F)	Retention of Executive for Consulting Services. The Company and Executive are entering into an Agreement for Consulting Services simultaneously with the execution of this Agreement, which is attached hereto as Exhibit A. Executive’s various covenants and obligations under this Agreement which are intended to be in force following the termination of his employment relationship with the Company shall apply to and be incorporated into the Agreement for Consulting Services and any breach by Executive of those covenants and obligations shall likewise constitute a breach of the Agreement for Consulting Services and entitle the Company to cancel or terminate that consulting agreement without liability or further obligation of any kind to Executive.

(G)	Except as may be specifically provided herein or in the Agreement for Consulting Services attached hereto as Exhibit A, after February 13, 2006, the Company will provide no other type of compensation, benefits, or perquisites to Executive, regardless

Exhibit 10.1
of whether such have previously been provided or offered to Executive. Compensation and benefits provided to Executive pursuant to this Paragraph 2 are in lieu of any additional forms of compensation or benefits to which Executive otherwise would be entitled. For example, Executive understands and agrees that he shall not have any right to severance or similar payments of any nature (including under the Salaried Employee Severance Pay Plan, as amended October 2, 2000, the Change of Control Severance Agreement between Executive and the Company and certain of its affiliates dated June 3, 2002, any other severance pay plan, or any other personal or individual agreement between him and the Company or any subsidiary or affiliate) other than that expressly provided for in the preceding subparagraphs of this Paragraph 2.
(H)	The Chicago Bridge and Iron Company Change of Control Severance Agreement between Executive and the Company and certain of its affiliates dated June 3, 2002 is hereby revoked, cancelled and voided as of the Effective date of this Agreement. Executive understands and agrees that, in return for consideration he is receiving under this Agreement, he hereby waives all rights under and shall not be entitled to any payments pursuant to or benefits of that Change of Control Severance Agreement regardless of what events may be occurring now or may occur in the future, including prior to the date his employment with the Company terminates.
3.	Confidentiality.
(A)	The Company and Executive agree that the Company may disclose this Agreement and the terms of this Agreement pursuant to a press release and filings with the Securities and Exchange Commission.

(B)	Executive agrees to execute, simultaneous with his execution of this Agreement, the currently in use version of the CB&I Employee Invention and Confidential Information Agreement, attached hereto as Exhibit B, and to comply, in the present and in the future, with all terms of and obligations under that agreement. In addition to his obligations under the CB&I Employee Invention and Confidential Information Agreement, Executive agrees to the following provisions with respect to Company property and confidential information.

(C)	On or before February 13, 2006, or at such other time as may be requested by the Company, Executive will return all of the Company’s property in Executive’s possession including, but not limited to, files, records, manuals, memoranda, documents, keys, access cards, any phone cards, and all of the tangible and intangible property belonging to the Company and relating to Executive’s employment with the Company. Executive will not retain any copies or summaries, electronic or otherwise, of such property.

(D)	Executive shall not disclose to any other person or entity any confidential or proprietary information, as described in subparagraph (E) below and all subsections thereunder, that Executive acquired as an employee, officer or director of the Company or any of its affiliates or subsidiaries, or use such information in any manner that is detrimental to the interest of the Releasees (defined in Paragraph 10 below), except in response to compulsory legal process by a court of competent jurisdiction that requires disclosure

Exhibit 10.1
of such information, provided that Executive hand delivered or telefaxed a copy of such process to the General Counsel of the Company within seven days after receipt of such process, and did not disclose any information until the last day indicated in the legal process or, if the Company timely and properly objected to or moved to quash the disclosure and notified Executive that it had so objected or moved, only when and if such objections were overruled by the relevant Court.
Executive agrees that all information described in subparagraph (E) is the property of the Company. Executive agrees to leave all Company property with the Company as of February 13, 2006, and will not retain any such information, or copy of such information, in any form from and after that date (other than any such information that he is provided by the Company in connection with those consulting services he renders under the Agreement for Consulting Services attached hereto as Exhibit A, all of which shall be returned to the Company no later than the expiration of that Agreement for Consulting Services). These obligations of confidentiality survive execution of this Agreement, Executive’s termination of employment, and the expiration of the Agreement for Consulting Services.
(E)	“Confidential” or proprietary information” as used in this Agreement shall include, but not be limited to, the following, except to the extent that such information has not been held confidential by the Company, or can be determined from information that is publicly available, or is already known to the recipient of Executive’s communication through receipt from a third party source who had an unrestricted right to disclose that information when it did so:
(1)	Any materials, documents, records, e-mail, voice mail, conversations, knowledge or information that relate to the business of the Company, including, but not limited to:
(a)	Business or marketing strategies;

(b)	Products, future projects, prices, billing rates, research, marketing, servicing, engineering, developments, innovations, designs, ideas, plans, trade secrets or technical information;

(c)	All financial information and sources of the business, including tax records, investments, financial statements and accounting procedures;

(d)	Data figures, sales figures, projections, estimates, market research and analysis, advertising and sales, computing techniques, staffing, or direct or indirect cost data;

(e)	All client information, including customer lists, information relating to the relationships between the Company and its clients, and information relating to existing and potential clients;

Exhibit 10.1
(f)	All subcontractor, supplier, vendor and consultant information (including, without limitation their products, prices, costs, names, addresses, titles, telephone numbers, and financial, personal, or business information) or agreements to which they are a party;

(g)	Information pertaining to any lawsuits, potential or existing, with the exception of information that has become public record;

(h)	Equipment, modifications, software, source code, object code, hardware, program documentation, user documentation, procedures, processes, production controls and specifications;

(i)	Patent applications, inventions, improvements, specifications, codes, developmental or experimental work, formulas, test data, prototypes, models and copyrighted information; and

(j)	Any other confidential, nonpublic or proprietary information, or trade secret of the Company.
(F)	Executive shall at all times maintain the confidentiality of all trade secrets relating to the Company. All such documentation and information is the exclusive property of the Company. Executive will not at any time hereafter use, publish, disclose, disseminate, appropriate, communicate or make accessible any such trade secrets to any third party for Executive’s own benefit or for the benefit of another.

(G)	Executive shall deliver to and pay over to the Company all monies or other consideration, including advances, service fees, royalties or gifts that Executive may receive, or which are distributed at Executive’s direction or with Executive’s consent or acquiescence to any person or entity, for, on account of, or in relation to the disclosure of confidential information in breach of this Agreement. Executive may not seek to profit personally, directly or indirectly, from the Company’s entrustment to Executive of such confidential information.
4.	Intellectual Property Ownership. Any and all works that Executive conceived or made or may conceive or make during the period of employment and that are, in any way, directly or indirectly, connected with the Company’s business are and shall be the sole and exclusive property of the Company. Executive agrees that all copyrightable works created by Executive or under Executive’s direction in connection with the Company’s business are “works made for hire” and are and shall be the sole and complete property of the Company and that any and all copyrights to such works shall belong to the Company whether or not such works were or are created outside normal business hours, off Company property or with equipment or materials not furnished by the Company. To the extent such works are not deemed to be “works made for hire,” Executive hereby assigns all rights, including copyright, in these works to the Company without further compensation.

5.	Non-solicitation of Employees. As a material inducement to the Company to enter into this Agreement, through February 13, 2009, Executive shall not, and shall not permit any of his

Exhibit 10.1
affiliates to, either directly or indirectly, (i) initiate contact or solicit with respect to hiring, any present employee, director, manager or officer of Company or any of its affiliates or subsidiaries (including any person who acted in such capacity within the one year period prior to any such contact or solicitation), or (ii) encourage any such employee, director, manager or officer to accept employment with any third party or otherwise leave the Company or any of its affiliates or subsidiaries.
6.	Non-solicitation of Customers. As a further material inducement to the Company to enter into this Agreement, through February 13, 2009, Executive shall not, and shall not permit any of his affiliates to, either directly or indirectly, solicit or divert to any competitor of the Company or its subsidiaries or affiliates, or retain on behalf of any competitor of the Company or its subsidiaries or affiliates, any individual or entity who is a customer of the Company or its subsidiaries or affiliates, or was a customer of the Company or it subsidiaries or affiliates during the one year period prior to any such solicitation or diversion, with regard to services of the type actually provided, on or prior to February 13, 2006, to any such customer by the Company or its subsidiaries or affiliates or of the type that the Company or its subsidiaries or affiliates has actually proposed, on or prior to February 13, 2006, to provide to any such customer.

7.	Non-compete. The parties recognize that for the duration of Executive’s employment and his subsequent service as a consultant, he will continue to gain knowledge of confidential and proprietary information relating to the Company of a special and unique value. As a further material inducement to the Company to enter into this Agreement, and to enforce Executive’s promises regarding the protection of such confidential and proprietary information, the parties agree that for the period during which the Agreement for Consulting Services (Attachment A) is in effect, and for a period of one year following the expiration or termination of that Agreement for Consulting Services (the “Non-Competition Period”), Executive shall not, and shall not permit any of his affiliates to, directly or indirectly, through the ownership of equity interests, stock, assets or otherwise or as an owner, partner, member, officer, director, financier, employee, advisor or consultant, enter into competition with the Company or its subsidiaries or affiliates as the business thereof existed as of February 13, 2006 (the “Competing Business).

8.	Certain Remedies. In the event of a breach by Executive or any of his affiliates of the terms of Paragraphs 5, 6 or 7, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of such terms by Executive (or his applicable affiliate) and to enjoin Executive (or his applicable affiliate) from any further violation and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by applicable law. Executive acknowledges that the remedies at law for any breach by Executive or his affiliates of the provisions of Paragraphs 5, 6 or 7 may be inadequate and that the Company shall be entitled to injunctive relief against Executive (or his applicable affiliate) in the event of any breach without the necessity of posting any bond.

The necessity of protection against competition, solicitation or diversion by Executive and his affiliates and the nature and scope of such protection has been carefully considered by the parties to this Agreement based upon the consultation with and advice from their respective

Exhibit 10.1
legal counsel. The parties agree and acknowledge (i) that the duration, scope and geographic areas applicable to the covenants contained in Paragraphs 5, 6 and 7 are fair, reasonable and necessary, and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company and its subsidiaries and affiliates and the business goodwill thereof, (ii) that adequate compensation has been received by Executive for such obligations, and (iii) that these obligations do not prevent Executive and his affiliates from conducting his or their remaining personal or business interests. If any provision of Paragraphs 5, 6 or 7 is held to be illegal, invalid or unenforceable under present or future laws effective during the Non-Competition Period or the other time periods covered by such Paragraphs, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, but no such added provision shall be broader or result in a greater limitation of the activities of Executive or his affiliates than is provided in Paragraphs 5, 6 or 7 on the date hereof. If the automatic reformation provision contained in this Paragraph for any reason fails or is held to be illegal, invalid or unenforceable, the parties request that the applicable court or governmental entity, as the case may be, making such determination to interpret, alter, amend and modify the terms of Paragraphs 5, 6 or 7 to include as much of the scope, time period and geographic area specified therein as may be possible without rendering any provision of those Paragraphs illegal, invalid or unenforceable, but no such modified term shall be broader or result in a greater limitation of the activities of Executive and his affiliates than is provided in Paragraphs 5, 6 or 7 on the date hereof.
9.	Future cooperation and support.
a.	Business issues. Through February 13, 2006, Executive shall, without additional compensation over and above salary, benefits, and other payments set forth in section 2, assist the Company’s Chief Executive Officer and management team in the orderly transition of his duties to his successor and make himself available to the extent called upon to support the Company, its subsidiaries and affiliates solely in the area of M&A activity and other mutually agreed services. After February 13, 2006, Executive’s obligations to the Company shall be as defined in the Agreement for Consulting Services (Attachment A).

b.	Legal actions. Executive shall cooperate fully with the Company in its prosecution or defense of, or participation in, any administrative, judicial or other proceeding arising from any charge, complaint or other legal action, which has been or may be filed. Executive shall reasonably cooperate with any and all representatives of the Company, its affiliates and successors, in providing accurate and complete information to such representatives related to administrative, judicial or other actions in which the Company or any of its owners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them is a party. Such cooperation shall include, but not be limited to, meeting with representatives of the Company or its affiliates and subsidiaries upon reasonable notice at reasonable times and locations and providing accurate and complete information and testimony

Exhibit 10.1
related to Executive’s employment with the Company to such representatives. The Company shall compensate Executive for time spent pursuant to this paragraph in accordance with the terms of the Consulting Agreement, and reimburse Executive for reasonable out-of-pocket expenses incurred.
c.	Payment of Legal Fees & Expenses. In the event Executive is required to testify in a legal or regulatory proceeding or retain legal counsel for any reason in connection with such testimony, which arises out of, or is related to his employment with, or consulting for Company, Company agrees to pay for or reimburse Executive for any reasonable legal fees, expenses and costs incurred by Executive in connection with such testimony. Such payment or reimbursement shall be made to counsel or Executive as appropriate within fourteen (14) days after submission and review and approval of the relevant statements or invoices. Nothing contained in this Section shall affect Executive’s right or ability to recover legal fees and expenses in any other section of this Agreement or the Executive’s rights under the Articles of Association with respect to indemnification or the Company’s Directors and Officers Liability insurance policy.
10.	Release and Covenant Not to Sue. As a further material inducement to the Company to enter into this Agreement, Executive, on his behalf and on behalf of his affiliates, heirs, successors and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges and covenants not to sue the Company and each of the Company’s parents, owners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such parents, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively the “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown (individually “Claim” or collectively “Claims”), which Executive now has, owns, or holds, or which Executive at any time heretofore had, owned or held, against any of the Releasees, including, but not limited to, (a) all Claims of age discrimination under the Age Discrimination in Employment Act of 1967 or any similar state statute; (b) all Claims under the Executive Retirement Income Security Act of 1974; (c) all employment or discrimination Claims under the statutes of the State of Texas or any other state; (d) all Claims of unlawful discrimination based on age, sex, race, religion, national origin, handicap, disability, equal pay, veteran status or any other basis arising under any federal, state or local statute or common law, (e) all Claims of wrongful discharge, harassment, retaliation (including for having engaged in whistle blowing actions), breach of any implied or express employment contract, negligent or intentional infliction of emotional distress, libel, defamation, breach of privacy, fraud, and breach of any implied covenant of good faith and fair dealing; and (f) all Claims related to Executive’s employment with the Company, including, but not limited to, all Claims related to unpaid wages, salary, overtime compensation, bonuses, incentive compensation, severance pay, vacation pay, or other compensation or benefits arising out of Executive’s employment with the Company. Executive covenants and agrees not to bring any judicial action against any of the Releasees with respect to any such Claim or Claims and warrants that no such Claim or Claims have been filed.

Exhibit 10.1
Nothing in this Paragraph is intended to release the Company from its obligations to make payments to the Executive as contemplated by this Agreement, or to affect the Executive’s rights as contemplated by this Agreement.

11.	No Admission. This Agreement shall not in any way be construed as an admission by the Company of any illegal act whatsoever against Executive or any other person, and the Company specifically disclaims any liability to Executive or any other person, on the part of itself or its agents.

12.	Representations of Executive. Executive represents and agrees (a) that he has been advised by the Company in writing by this Agreement to consult with an attorney of his choice prior to signing this Agreement and that the Company has afforded him no less than 21 days to consider whether to execute this Agreement; (b) that he would not be entitled to the compensation set forth in Paragraph 2 hereof but for the terms of this Agreement; (c) that he has consulted or has had sufficient opportunity to discuss with any person, including an attorney of his choice, all provisions of this Agreement, that he has carefully read and further understands same, that he is competent to execute this Agreement, and that he is entering same voluntarily; (d) that he has not heretofore assigned or transferred, or proposed to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein; and (e) that in executing this Agreement, he does not rely and has not relied upon any representation or statement made by any of the Releasees or by any of the Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

Executive shall indemnify and hold each and all of the Releasees harmless from and against any and all loss, cost, damage, or expense, including, without limitation, attorneys’ fees, incurred by the Releasees, or any of them, arising out of any breach of this Agreement by Executive or the fact that any representation made by Executive was false when made.

13.	Conditions to Payments. It is a condition to Executive’ rights pursuant to Paragraph 2 hereof that Executive refrain from making disparaging, negative or other similar remarks concerning the Company or any of its subsidiary or affiliated corporations or entities, or their respective officers, directors, or employees. Similarly, the Company and any of its subsidiary or affiliated corporations or entities, and their respective officers, directors, or employees will refrain from making disparaging, negative or other similar remarks concerning Executive.

14.	Revocation and Effective Date. It is expressly agreed that for seven days following execution of this Agreement by Executive, Executive may revoke this Agreement; except for the provisions of Paragraph 1 which shall become effective immediately upon Executive’s execution of this Agreement. It is further expressly agreed by the parties that this Agreement shall not become effective or enforceable until the seven day revocation period described above has expired (the “Effective Date”), after which this Agreement shall be deemed effective and enforceable in all respects. Executive agrees that Revocation on his part shall be accomplished by hand delivery of written notice of same to the General Counsel of the Company.

15.	Miscellaneous. It is the parties’ intention that all provisions of this Agreement be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be

Exhibit 10.1
illegal or unenforceable, such provision shall be severable and the remaining provisions of this Agreement shall remain in full force and effect. No presumption or rule of construction shall be utilized as a result of the identity of the party drafting this Agreement. This Agreement contains the entire understanding and agreement between the Company and Executive with respect to the subject matter of this Agreement and supersedes all prior oral or written agreements between the parties with respect to that subject matter. The terms and conditions of the Agreement shall not be amended except by written agreement signed by both parties; however, as to matters related to confidential and proprietary information and trade secrets, this Agreement supplements, and does not supersede Executive’s obligations pursuant to law and any confidentiality agreement with the Company. The prevailing party in any legal proceeding brought in relation to this Agreement shall be entitled to recover from the other party reasonable attorney’s fees and costs incidental to such proceeding. This agreement shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Texas, without reference to the principles of conflict of laws.
PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the 8 day of October 2005, to become effective as of the Effective Date.

/s/ R. E. Goodrich

RICHARD E. GOODRICH

CHICAGO BRIDGE & IRON COMPANY
(DELAWARE) (on behalf of itself and its owners)

By: /s/ David P Bordages

Title: Vice President Human Resources

Date: 10/8/05

Exhibit 10.1
EXHIBIT A

Exhibit 10.1
October 8, 2005
Mr. Richard E. Goodrich
3 Oakley Downs
The Woodlands, TX 77382
AGREEMENT FOR CONSULTING SERVICES
Dear Rich:
     This letter confirms the Agreement between Chicago Bridge & Iron Company (Delaware) (“CB&I” or “the Company”) and you for your consulting service. Because of the knowledge, skill and experience you possess, you have agreed to serve in an advisory capacity in connection with divestiture, merger & acquisition (collectively “M&A”) activity as may be requested, in his discretion, by Gerald M. Glenn, Chairman, President & Chief Executive Officer or his designee and other mutually agreed services.
     Your service as a consultant under this Agreement will commence on February 14, 2006 and extend through February 13, 2008, at which time this Agreement shall terminate.
     You will be paid a non-refundable retainer equal to Fifty Thousand Dollars ($50,000.00) each quarter through the term of this Agreement (i.e. a total of $400,000 over the entire term of the Agreement). Your first quarterly retainer payment will be paid no later than February 28, 2006 and subsequent retainer payments no later than two weeks after the close of each successive quarter. Such retainer payments shall be regardless of whether any consulting service has been performed. In addition to this retainer, we agree to pay you at a rate equal to Two Thousand Dollars ($2,000.00) per day, for those days or part days worked by you as a consultant and as may from time to time be requested by Gerald M. Glenn, Chairman, President & Chief Executive Officer or his designee.
     We will also provide you such office, telephone, computer, electronic mail, secretarial and other facilities and services as are necessary for you to adequately perform the service called for under this Agreement, whether in your offices, our offices or other mutually agreeable location. We will also pay all reasonable and necessary expenses for travel, lodging and incidentals incurred by you (subject to approval by Gerald M. Glenn) while providing the service requested, upon your submission of proper supporting documentation. Arrangements for your travel will be made on the same basis as existed when you were employed as CFO of the Company. Additionally, the Company will provide you as an expense item, based on the submission of an expense report, a monthly automobile allowance equal to Eight Hundred Dollars ($800.00) and will reimburse you for the expense of related automobile insurance consistent with the Company’s established standard. Should you maintain a Texas residence, the Company will also reimburse you for monthly membership expenses in The Woodlands Country Club.
     We will pay you within thirty (30) days after receipt of your monthly invoices for service provided and expenses, listing your performance of tasks by date performed, provided they were approved in advance by Mr. Glenn. Invoices should be sent to the attention of Gerald M. Glenn, Chairman, President & Chief Executive Officer, CB&I, One CB&I Plaza, 2103 Research Forest Drive, The Woodlands, TX 77380.
     You have agreed to perform your services in accordance with that standard of care, skill and diligence normally provided by a professional person of your background in the performance of services similar to those provided hereunder. In addition, you shall submit from time to time whatever other data and reports we may reasonably require of you in the performance of your duties.

Exhibit 10.1
     You have agreed not to disclose, either during or after the term of this Agreement, any secret, confidential, proprietary or other sensitive information concerning our business, services, products, apparatus or processes, whether developed, investigated or sold by us, or concerning our customers. In addition, you have agreed not to disclose information received by us from third parties, to the extent required by agreements between us or our affiliated companies and those third parties.
     During the term of this Agreement you will have the right to perform services for other persons or entities subject to each of your covenants and restrictions, including concerning non-competition, contained in the Severance Agreement (“Severance Agreement”) executed between you and CB&I in connection with your former employment, provided the work you desire to undertake will not violate your foregoing covenants and restrictions nor interfere with your commitment under this Agreement or the Severance Agreement.
     It is understood that in serving as a consultant to us, you are acting as an independent contractor and not as our employee or agent. Accordingly, this Agreement shall not entitle you to participate in any fringe benefit or executive compensation program for which the employees or directors of CB&I may be eligible. Because you are acting as an independent contractor, CB&I will not be making deductions from the amounts payable to you to cover income tax withholding, FICA contributions or the like. You will not be entitled to worker’s compensation, occupational disease or any other insurance benefits from CB&I. The consulting arrangement provided for in this Agreement will not affect any benefits to which you will be entitled as a retiree of the Company.
     This is also to confirm that you are not authorized to make any commitment or to enter into any agreement, the effect of which would be to bind CB&I without its prior written authorization. You agree to abide by our general policies and practices as they may apply to your consulting services, of which we shall from time to time notify you and also any special directions or requirements which we may communicate to you.
     None of your rights or obligations under this Agreement may be assigned or sublet by you to anyone else, without our prior written consent.
     This Agreement shall become effective on February 14, 2006, conditioned on your compliance with all terms of the Severance Agreement, and shall terminate on February 13, 2008. Either party may terminate this Agreement by at least thirty (30) days prior written notice, however should the Company terminate this Agreement, you will be paid within thirty (30) days of the date of such termination, in a single lump-sum (without discount), the sum of $50,000 multiplied by the number of quarters yet to be paid through February 13, 2008., provided, CB&I may terminate, at its option, this Agreement without any further monetary or other obligation to you in the event of a material breach on your part of its terms or the terms of the Severance Agreement.
     If during the Consulting Period you are prevented from rendering services or performing your duties hereunder by reason of illness, death, injury, or physical, mental, legal, or other disability or incapacity for a period of four (4) or more successive weeks, or if our business shall at any time be discontinued or sold, we shall have the right to terminate this Agreement upon ten (10) days prior written notice to you or your representative. Upon any such termination the Company shall promptly pay to you (or if you have died, to your surviving spouse or if none to your estate), in a single lump sum (without discount), the sum of $50,000 multiplied by the number of quarters yet to be paid through February 13, 2008.
     This Agreement shall be interpreted in accordance with, and shall in all respects be governed by, the laws of the State of Texas, without reference to any rules pertaining to conflicts of law.

Exhibit 10.1
     If this letter properly sets forth the entire Agreement between us, please sign and return the original to me, retaining a copy for your file. I will then forward you a fully executed copy.

Sincerely,

CHICAGO BRIDGE & IRON COMPANY (DELAWARE)

By: /s/ David P. Bordages

Title: Vice President Human Resources

Date: 10/8/05
Accepted this 8th day of October, 2005.

/s/ R. E. Goodrich

Richard E. Goodrich

Exhibit 10.1
EXHIBIT B

Exhibit 10.1
EMPLOYEE INVENTION AND CONFIDENTIAL
INFORMATION AGREEMENT
I. PREAMBLE
WHEREAS, Chicago Bridge & Iron Company N.V. and its subsidiaries and affiliates, (collectively the “Company”) has hired R. E. Goodrich (“Employee”), and as part of employment with the Company, Employee may develop inventions, ideas and/or improvements of value to the Company, and Employee will have access to certain proprietary, confidential and trade secret information concerning the Company and its business.
NOW THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
II. COPYRIGHT, INVENTIONS AND PATENTS
(a) Employee agrees to make prompt full written disclosure to the Company and to hold in trust for the sole right, benefit, and use of the Company, any inventions, discoveries, trade secrets, developments and improvements (“Inventions”), whether or not patentable, and works of authorship, whether or not copyrightable, which are conceived, developed or reduced to practice, or caused to be conceived, developed or reduced to practice, during the term of employment, and for a period of three years thereafter if such Inventions relate to the actual or anticipated business or activities of the Company, result from or are suggested by work performed by Employee for the Company, or result, in whole or in part, from use of the Company’s property or premises.
(b) Employee agrees to assign and does hereby assign to the Company all right, title, and interest in and to all such Inventions and works of authorship, and further agrees, during the term of employment and thereafter, at the Company’s request and expense, to review, execute, acknowledge and deliver any and all papers, not necessarily limited to applications for patents and copyrights, and to execute any oath or declaration and verify any document in connection with carrying out the terms of this Agreement, except that Employee shall not be obligated to assign an Invention for which no equipment, supplies, facilities, or trade secret information of the Company was used, and which was developed entirely on Employee’s own time, unless:
(i)	the Invention relates to:
(1)	the business of the Company; or

(2)	the Company’s actual or demonstrably anticipated research or development; or
(ii)	the Invention results from any work performed by Employee for the Company.
Notice is hereby provided that the obligation by Employee to assign Inventions under this Agreement does not apply to an invention which qualifies fully under the provisions of the Illinois Employee Patent Act. 765 WCS 1060/1.
(c) In the event the Company is unable for any reason whatsoever to secure the signature of Employee to any lawful and necessary documents required, including those necessary for the assignment of, application for, or prosecution of any United States or foreign applications for letters patent or copyright, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such application, and to do all other lawfully permitted acts to further the assignment, prosecution and issuance of letters patent or copyright thereof, with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to the Company any and all claims of any nature whatsoever which Employee may now have or may hereafter have for infringement of any patent or copyright resulting from any such application.

Exhibit 10.1
(d) Employee agrees that any copyrights in work produced by Employee within the scope and during the term of Employee’s employment by the Company which relates to past, present or foreseeable business, products, developments, technology or activities of the Company shall be considered as a “work for hire.”
III. FURTHER ASSURANCES
Employee agrees to assist the Company, or any party designated by Company, promptly on the Company’s request, whether before or after the termination of employment, however such termination may occur, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, Company’ s rights in the Inventions by performing all acts and executing all documents and instruments deemed necessary or convenient by the Company including, but not limited to:
1. Executing assignments, applications, and other documents and instruments in connection with (a) obtaining patents, copyrights, trademarks, or other proprietary protections for the Inventions and (b) confirming the assignment to the Company of all right, title, and interest in the Inventions or otherwise establishing the Company’s exclusive ownership rights therein; and
2. Cooperating in the prosecution of patent, copyright and trademark applications, as well as in the enforcement of the Company’s rights in the Inventions, including, but not limited to, testifying in court or other administrative body, or before any patent, copyright, trademark or registry office. Employee will be reimbursed for all out-of-pocket costs incurred in connection with the foregoing, if requested by the Company after the termination of employment.
IV. POWER OF ATTORNEY
Employee irrevocably appoints the Company to be Employee’s Attorney-in-Fact in Employee’s name and on Employee’s behalf to execute any document and to take any action and to generally use Employee’s name for the purpose of giving to and preserving for the Company the full benefit of the assignment provisions set forth above.
V. CONFIDENTIALITY
Employee shall neither during his or her employment (except in the proper performance of employment duties) nor at any time after the termination of employment, directly or indirectly use for his or her own purposes or those of any other person, company, business entity or other organization whatsoever any trade secrets or confidential information, knowledge or data of the Company, including without limitation, financial information, client lists, lists of prospective clients, sales records, programs and techniques, company manuals and policies, computer programs, software and disks, financial statements and projections, business plans, budgets, supplier information, employee compensation schedules, pricing information, or any information which Employee has been told is “Confidential” or which Employee might reasonably expect the Company to regard as “Confidential.” Even if information has not been designated or marked “Confidential,” Employee shall treat information as “Confidential” information if Employee has been told or otherwise knows or reasonably should know the information is “Confidential.” The restrictions in this paragraph do not apply to information which is (1) readily available to the public or within the Company’s industry, or (2) was acquired by Employee through independent means or unrelated to the employment relationship with the Company.
VI. EXCLUDED INVENTIONS
All Inventions, if any, which Employee made or conceived prior to employment by the Company are excluded from the scope of this Agreement. As a matter of record, Employee has set forth on Exhibit A attached hereto (if any) a complete list of all Inventions relating to the Company’s business which have been made or conceived by Employee prior to employment with the Company. Employee represents and warrants that such list is complete and accurate in all respects.
Employee will make full and prompt disclosure to the Company of all Inventions subject to assignment to the Company, and all information relating thereto in Employee’s possession or under his or her control as to possible applications and use thereof, to an authorized representative of the Company.

Exhibit 10.1
VII. NO VIOLATION OF THIRD-PARTY RIGHTS
Employee represents, warrants and covenants that Employee:
(a)	will not, in the course of employment with the Company, infringe upon or violate any proprietary rights of any third party (including, but not limited to, any third party confidential relationships, patents, copyrights, trade secrets, or other proprietary rights);

(b)	is not a party to any conflicting agreements with third parties which will prevent Employee from fulfilling the terms of employment with the Company and the obligations of this Agreement;

(c)	does not have in Employee’s possession any confidential or proprietary information or documents belonging to others and will not disclose to the Company, use or induce the Company to use, any confidential or proprietary information or documents of others; and

(d)	agrees to respect any and all valid obligations which Employee may now have to prior employers or to others relating to confidential information, inventions, or discoveries which are the property of those prior employers or others, as the case may be.
Employee has supplied or shall promptly supply to the Company a copy of each written agreement to which Employee is subject which includes any obligation of confidentiality, assignment of inventions, or non-competition.
Employee agrees to indemnify, defend and hold harmless Company from any loss, liability, claim, damage, costs or expenses of any kind (including, but not limited to, reasonable attorney fees) to which the Company may be subjected by virtue of a breach by Employee of the foregoing representations, warranties and covenants.
VIII. OBLIGATIONS UPON TERMINATION
In the event Employee is terminated for any reason, Employee will promptly (a) deliver to Company all physical property including but not limited to, disks, documents, notes, print-outs, drawings, blueprints, manuals, letters, notes, notebooks, reports, sketches, formulae, computer programs and similar items, memoranda, customer’s lists and all other materials and all copies thereof relating in any way to the Company’s business and in any way obtained during the period of my employment with the Company which are in Employee’s possession or control.
Upon termination of employment with the Company, Employee shall, if requested by the Company, reaffirm Employee’s recognition of the importance of maintaining the confidentiality of the Company’s Confidential Information and reaffirm all of the Employee’s obligations set forth in the Assignment Sections of this Agreement. In addition, Employee agrees not to make or retain any copies of any of the foregoing and will so represent to the Company upon termination of employment.
IX. MISCELLANEOUS
Employee acknowledges that Employee has had the opportunity to seek legal advice before signing this Agreement and has either done so or has knowingly waived the right to do so.
The Company may notify anyone who employs Employee or who evidences an intention to employ Employee of the existence and provisions of this Agreement.
The invalidity or unenforceability of any provision of this Agreement as applied to a particular occurrence or circumstance or otherwise shall not affect the validity and enforceability or applicability of any other provision of this Agreement.
This Agreement shall inure to the benefit of and may be enforced by the Company, its successors or assigns, and shall be binding upon employee’s executors, administrators, legatees, distributees, and other successors in interest and may not be changed in whole or in part except in a writing signed by a duly authorized officer of the Company and Employee.

Exhibit 10.1
Governing Law — Notwithstanding principles of conflicts of law to the contrary, all terms and conditions of this Agreement are to be construed and governed by the laws of the State of Illinois.
Severability. — Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule, such invalidity, illegality or unenforceability shall not effect any other provision of this Agreement, and this Agreement shall be reformed, construed, and enforced as if such invalid, illegal or unenforceable provision had never been contained therein.
This Agreement contains all of the agreements, representations and understandings of the parties and supercedes all prior agreements, representations and understandings, oral or written, related to the subject matter of this Agreement.
CAUTION TO EMPLOYEE: This Agreement affects important rights. Do not sign it unless you have read it carefully and are satisfied that you understand it completely.
I, /s/ R. E. Goodrich (Employee’s Signature), do hereby attest and certify that I have read the above Agreement and that I have been advised that, due to the nature of the above Agreement, I should seek legal counsel prior to executing such Agreement. I (have) (have not) sought such legal counsel and understand that the above Agreement restricts my rights and activities with regard to my future work and/or employment possibilities and that the Agreement contains various duties and obligations of mine to the Company.
Signed: /s/ R. E. Goodrich
Social Security #:
Date: 8 Oct 2005
Accepted for Chicago Bridge & Iron Company (Delaware)
                    (name of Company Accepting)
By: /s/ David P. Bordages
Date: 10/8/05